Exhibit (s)

Calculation of Filing Fees Tables

Form N-2

(Form Type)

Felicitas Private Markets Fund

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered and Carryforward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Shares of Beneficial Interest	457(o)	(1)	(1)—	$175,000,000(2)	.00011020	$19,285.00	—	—	—	—
Fees Previously Paid	__	__	__	___		___		___	__	__	___	___
Carry Forward Securities
Carry Forward Securities	__	__	__	___		___		___	__	__	___	___
Total Offering Amounts						$175,000,000	$0.00011020	$19,285.00
Total Fees Previously Paid						-	-	-
Total Fee Offsets								—
Net Fee Due								$19,285.00

(1)	Estimated pursuant to Rule 457(o) of the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the securities registered under the registration statement.
(2)	There is being registered hereunder an indeterminate principal amount of common or preferred stock or subscription rights to purchase common stock, preferred stock or common and preferred stock as may be sold, from time to time. In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $175,000,000.